Exhibit 99.1

ContraVir Pharmaceuticals Appoints Nathaniel Katz, M.D., Chairman of New Scientific Advisory Board Chair

Edison, NJ, December 16, 2014 — ContraVir Pharmaceuticals, Inc. (OTCBB:CTRV), a biopharmaceutical company focused on the development and commercialization of targeted antiviral therapies, announced today the formation of a Scientific Advisory Board (SAB) to support the development of the Company’s targeted antiviral therapies. The Company also announced that Nathaniel Katz, M.D., global expert in post herpetic neuralgia (PHN) pain management and President and Chief Executive Officer of Analgesic Solutions, a research, education, and consulting firm focused exclusively on pain therapeutics, has joined ContraVir as Chairman of the newly formed SAB.

James Sapirstein, Chief Executive Officer of ContraVir, commented, “We are honored to have Dr. Katz chair our SAB.  His experience and depth of knowledge in this field will further guide the development of our lead clinical candidate, FV-100, as well as help build and advance the Company’s future pipeline.  Adding to his clinical insight, Dr. Katz’ executive leadership experience has been incredibly helpful with our progress on the FV-100 clinical development program as ContraVir strives to develop the first antiviral to prevent PHN in patients with shingles, a disabling condition with a large unmet need.”

Nathaniel P. Katz, M.D., M.S., is President and Chief Executive Officer of Analgesic Solutions, a research, education, and consulting firm exclusively focused on pain therapeutics.  Dr. Katz is also Adjunct Assistant Professor of Anesthesia at Tufts University School of Medicine. After completing his neurology residency at Tufts-New England Medical Center, he entered a pain management fellowship in the Department of Anesthesia at Brigham & Women’s Hospital in 1990 and was later appointed staff neurologist in the Pain Management Center. Dr. Katz subsequently founded the Pain & Symptom Management Program at Dana-Farber Cancer Institute and the Pain Trials Center at Brigham & Women’s Hospital. Dr. Katz also has previously served as Chair of the Advisory Committee, Anesthesia, Critical Care, and Addiction Products Division at the FDA. Dr. Katz is active in shaping public policy to reduce prescription opioid fraud and abuse, having served as a consultant to the Office of National Drug Policy and other government agencies.

Dr. Katz has completed numerous clinical trials of treatments for pain, both industry-initiated and investigator-initiated, involving pharmaceuticals, non-pharmaceutical analgesics, and devices, and has also conducted studies related to opioids, pain, and addiction. He has over 60 publications in peer-reviewed journals and numerous presentations at scientific congresses. He has served as an Associate Editor at the Clinical Journal of Pain and Associate Editor (Pain) for the Encyclopedia of Neurological Sciences, and has overseen many local and national educational programs on pain management.

About FV-100

FV-100 is a fast acting, low dose, once-daily oral antiviral agent being developed for the treatment of herpes zoster, or shingles, which is an infection caused by the reactivation of varicella zoster virus.  In addition to direct antiviral activity, FV-100 has demonstrated the potential to reduce the incidence of debilitating shingles-associated pain, known as post-herpetic neuralgia, or PHN.

About ContraVir Pharmaceuticals

ContraVir is a biopharmaceutical company focused on the discovery and development of targeted antiviral therapies. ContraVir’s lead candidate, FV-100, is an orally available nucleoside analogue prodrug that is being developed for the treatment of herpes zoster, or shingles, which is an infection caused by the reactivation of varicella zoster virus (VZV).  Published preclinical studies demonstrate that FV-100 is significantly more potent against VZV than acyclovir, famcyclovir, and valacyclovir, the FDA approved drug for treating shingles. Moreover, FV-100 has been shown to have a more rapid onset of antiviral activity in preclinical models, and may fully inhibit the replication of VZV more rapidly than these drugs at significantly lower concentration levels and with a better dosing regimen. Phase I trials of FV-100 in volunteers were successfully completed, as well as a Phase IIa clinical trial in shingles patients. ContraVir plans to conduct a large trial in patients with shingles to further explore FV-100’s potential to treat the long-lasting nerve pain typically associated with shingles. ContraVir was formed in May 2013 by Synergy Pharmaceuticals Inc. (NASDAQ:SGYP) and spun off as an independent public company in January 2014. For more information, please visit www.contravir.com.

Forward Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated” and “intend,” among others. These forward-looking statements are based on ContraVir’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our ability to continue as a going concern; our need for additional financing; uncertainties of patent protection and litigation; uncertainties with respect to lengthy and expensive clinical trials, that results of earlier studies and trials may not be predictive of future trial results; uncertainties of government or third party payer reimbursement; limited sales and marketing efforts and dependence upon third parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any drug candidates under development, there are significant risks in the development, regulatory approval, and commercialization of new products. There are no guarantees that future clinical trials discussed in this press release will be completed or successful, or that any product will receive regulatory approval for any indication or prove to be commercially successful. ContraVir does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in ContraVir’s Form 10-K for the year ended December 31, 2013 and other periodic reports filed with the Securities and Exchange Commission.

For further information, please contact:

Tiberend Strategic Advisors, Inc.

Joshua Drumm, Ph.D. (investors)

jdrumm@tiberend.com; (212) 375-2664

Claire Sojda (media)

csojda@tiberend.com; (212) 375-2686